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                                                                 Exhibit 11.1

                              EARNINGS (LOSS) PER SHARE
                              FULLY DILUTED COMPUTATION
                  FOR THE YEARS ENDED JUNE 30, 1994, 1993 and 1992 (IN MILLIONS EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                  At June 30,
                                        -------------------------------------
                                            1994          1993        1992
                                            ----          ----        ----
       Basis for computation of fully
          diluted earnings per share:

         Earnings (loss) before extra-
          ordinary item and cumulative
          effect of accounting change,
          as reported                   $     (3.6)   $   (120.0)  $     90.9
         Add interest charges on
          convertible debt                     7.2           7.2          3.9
         Less provision for taxes             (2.8)         (2.7)        (1.5)
                                         ----------   ----------   ----------

         Earnings (loss) before extra-
          ordinary item and cumulative
          effect of accounting changes,
          as adjusted                           .8        (115.5)        93.3
         Extraordinary loss - debt
          retirement                         (25.2)
         Cumulative effect of
          accounting changes                               (47.1)      (165.5)
                                         ----------   ----------   ----------

         Net loss applicable to common
          stock                         $    (24.4)   $   (162.6)  $    (72.2)
                                         ==========   ==========   ==========
       Number of shares:

         Weighted average shares
          outstanding                    25,256,999   22,082,053   22,068,090
         Conversion of convertible
          subordinated notes into
          common stock                    1,811,024    1,811,024      972,847
                                         ----------    ----------  ----------

         Total common and common
          equivalent shares assuming
          full dilution                  27,068,023   23,893,077   23,040,937
                                         ==========    ==========  ==========

       Fully diluted earnings (loss)
        per share:

         Earnings (loss) before extra-
          ordinary item and cumulative
          effect of accounting changes   $      .03   $    (4.84)  $     4.05
         Extraordinary loss - debt
          retirement                           (.93)
         Cumulative effect of
          accounting changes                               (1.97)       (7.18)
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                                         ----------   ----------   ----------

         Net loss                        $     (.90)  $    (6.81)  $    (3.13)
                                         ==========   ==========   ==========

       This calculation is submitted in accordance with Regulation S-K item 601(b)(11). However, under APB Opinion No. 15, calculation of fully diluted earnings (loss) per share would exclude the conversion of convertible securities which would have an antidilutive effect on earnings (loss) per share for each period.